Exhibit 10.1

THE WASHINGTON TRUST COMPANY
ANNUAL PERFORMANCE PLAN

The Annual Performance Plan has been established to achieve the objectives of the Bank while rewarding employees commensurate with individual performance and their combined contribution to the success of the Bank.

It is expected that the program will:

1. Effectively motivate employees to contribute to corporate profitability.
2. Attract and retain a highly qualified workforce.

Eligibility

Participants of the Plan are full-time, part-time, and peak-time employees. Summer and temporary employees are excluded from participation.

New employees hired prior to October 1 will participate in the Plan immediately upon the date of hire. No one will be allowed to enter the Plan for the current plan year after October 1.

Employees who participate in the other major incentive plans of the Bank, including but not limited to, the Outside Mortgage Originator Commission Program, Merchant Sales Commission Program, Customer Sales and Service Incentive Plan, Wealth Management Sales Incentive Plan, 1800 Asset Management Incentive Plan, Washington Trust Investors Incentive Plan, and Weston Financial Group Management Incentive Plan are excluded from the Plan.

Target Incentive Payments

Each participant will have a target incentive payment which is based upon a percentage of regular earnings for the year. Target incentive levels are set based upon position.

The target incentive will be modified based upon actual corporate and individual performance using the following weightings:

Title/ Position	Corporate Performance	Individual Performance
CEO/COO	70%	30%
EVPs and SVPs	60%	40%
All Other Employees	50%	50%

Corporate Performance Component

Corporate performance will be assessed based on three financial measures - Net Income, Earnings Per Share (EPS), and Return On Equity (ROE). Each financial measure will receive equal weighting of one-third of the Corporate Performance Component.

Performance targets for each measure will be set in advance of each plan year by management and approved by the Compensation and Human Resources Committee of the Board of Directors. The actual payout for each of the financial measures will be measured separately and determined based on actual performance as follows:

Performance Against Plan	Payout as a Percent of Target
< 80%	0%
80.0% to 82.4%	50.0%
82.5% to 87.4%	62.5%
87.5% to 92.4%	75.0%
92.5% to 97.4%	87.5%
97.5% to 102.4%	100.0%
102.5% to 107.4%	112.5%
107.5% to 112.4%	125.0%
112.5% to 117.4%	137.5%
117.5% +	150%

The Compensation and Human Resources Committee will have the flexibility to change this leverage table at the beginning of each year as necessary to ensure appropriate awards are made, as well as to adjust the weightings annually to best reflect the needs of the Corporation.

Individual Performance Component

In order for payments under the Individual Performance Component to be made, the weighted average of the financial metrics must be at least 80%. Once that threshold level is achieved, actual payments will be based on the manager’s assessment of employee performance.

Individual performance will be determined based on job performance and achievement of personal objectives. Each year, managers will set performance expectations and objectives for each participant. At the end of the year, the manager will assess individual performance with consideration to both normal job duties as well as achievement of specific goals.

The manager will recommend a payment level between 0% to 100%, subject to the review of the appropriate Senior Manager, Human Resources, COO, and/or CEO. The decision of these parties will be considered final. Any amounts not paid to a participant as a result of that participant not fully meeting individual goals or performance expectations may be reallocated to any employee who demonstrated extraordinary performance, at the recommendation of the appropriate Senior Manager, Human Resources, COO, and/or CEO.

Administrative Details

▪
The Board of Directors has delegated responsibility to the Compensation and Human Resources Committee for (a) establishing the annual terms of the Plan including target payout levels and the relationship of target payout levels to target profitability measures; and (b) authorizing payments, including the individual awards made to Executive Officers and senior management, and the aggregate awards made to all other employees.

▪
The Compensation and Human Resources Committee shall rely on the independent directors of the Board to assess the performance of the CEO and COO, and will consider this assessment in determining compensation for the CEO and COO. The CEO and COO will present an assessment of the performance of other Executive Officers and Senior Managers, and the Committee will consider this assessment in determining compensation for these employees. The Committee has delegated responsibility for determining performance for all other employees to the CEO, COO, and appropriate members of management.

▪	Performance results will be based on operating earnings (excluding one-time charges) consistent with publicly released results.

▪
Participants must be active employees of The Washington Trust Company on the date that Annual Performance Plan payments are made in order to qualify for payment. Participants who terminate employment with the Bank (for reasons other than retirement) prior to the date of payment will not be eligible to receive any payment from the Plan. Employees who retire from eligible status during the year will be eligible for a pro-rated payment.

▪
Plan earnings are based upon twenty-six biweekly pay periods. In the event that there are twenty-seven biweekly pay periods during a calendar year, only the last twenty-six biweekly pay periods will be considered.

▪
This is not a tax qualified plan, which means that all payments are subject to ordinary taxation. Participants who hold the title of Chairman & CEO, President & COO, Executive Vice President, Senior Vice President, Managing Director or the equivalent may defer any or all of the Plan payment into The Washington Trust Company Nonqualified Deferred Compensation Plan.

▪
An individual is expected to fully meet all major job requirements in order to qualify for incentive compensation. Once the incentive award (if any) has been determined, the actual award to be paid may be modified at the recommendation of the Senior Manager, Human Resources, President & COO, and Chairman & CEO to reflect individual performance. The decision of these individuals will be considered final.

▪
An individual is expected to be forthright and honest with regard to all items submitted in calculating incentive payments. Any intent to deceive or defraud can result in disciplinary action up to and including termination.

▪	Eligibility to participate in this program does not confer any right on the participant to continue in the employ of the Bank or limit, in any way, the right of the Bank to terminate at will.

▪	A violation of Bank policy can result in loss of incentive compensation for both the employee and his/her manager, as well as loss of employment.

▪	Regardless of the actual award levels determined by the plan parameters, executive management and the Compensation and Human Resources Committee reserve the right to modify any award.

▪	The Compensation and Human Resources Committee and the Board of Directors reserve the right to suspend, modify or terminate the plan at any time.

Appendix A -Target Bonus Awards

Target bonus award levels for Executive Officers are as follows:

Position	Total Target*
CEO	45%
COO	40%
Executive Vice President	30%
Senior Vice Presidents	25%
* as a percentage of regular earnings

Exhibit 10.2

THE WASHINGTON TRUST COMPANY

WEALTH MANAGEMENT BUSINESS BUILDING INCENTIVE PLAN

The primary responsibility of the Executive Vice President of Wealth Management is to increase revenues from the Wealth Management business line. The intent of this incentive plan is to reward as the Wealth Management division meets and exceeds performance targets.

INCENTIVE STRUCTURE

There is a target payment of $200,000, with range of 0% to 150% based upon actual performance.

Performance will be measured in terms of achieving targeted levels of pre-tax earnings, revenues, and net new assets under management, with each metric having equal weighting. Net new assets under management will be inclusive of all cash flows including, but not limited to, new business, solicited additions/upgrades, lost business, contributions, and distributions. This will be measured by taking the change in net assets under management, less market appreciation/depreciation and investment income. Pre-tax earnings results will be net of any payment under this or any other incentive plan.

Performance goals will be mutually agreed upon, and will likely represent at least 10% growth in pre-tax earnings and revenues over the prior year, and the net new assets under management needed to support that level of growth. Goals should be achieved through organic growth in the existing product lines, excluding any revenue or asset growth through acquisitions or mergers. Goals and/or results may be adjusted to reflect extraordinary events, including, but not limited to, acquisitions or mergers.

Performance will be assessed based upon the combined performance of the Wealth Management product lines including Washington Trust Investors, 1800 Asset Management, Weston Financial, and Client Services.

Goal achievement for the three metrics first must average at least 80% in order to qualify for a plan payment. Once this threshold is met, plan payment is determined by assessing achievement of each metric individually against the performance grid below, and averaging the results. The target payment of $200,000 is multiplied by this average to determine final payment under the plan.

Performance vs. Plan	Payout as a % of Target
< 80%	0%
80.0% to 82.4%	50.0%
82.5% to 87.4%	62.5%
87.5% to 92.4%	75.0%
92.5% to 97.4%	87.5%
97.5% to 102.4%	100.0%
102.5% to 107.4%	112.5%
107.5% to 112.4%	125.0%
112.5% to 117.4%	137.5%
117.5% +	150%

PRINCIPAL PROVISIONS

Term of the Program

The term of this program is one year. This plan supersedes all previous plans for participants.

Eligible Participants

The Executive Vice President of Wealth Management is the only participant in this program. This incentive is in addition to his incentive under the Annual Performance Plan.

Administration

The Board of Directors has responsibility for establishing goals and determining plan payments. The Board has delegated responsibility for review of plan parameters, goals and payments to the Compensation and Human Resources Committee.

Plan payments will be determined by the Compensation and Human Resources Committee. Regardless of the actual award levels determined by the plan parameters, the Bank reserves the right to modify any award. The decisions of the Compensation and Human Resources Committee will be considered final, binding, and conclusive on all parties.

The Board of Directors and/or the Compensation and Human Resources Committee reserves the right to suspend, modify or terminate the plan at any time.

Individual Performance and Incentive Payments

An individual is expected to fully meet all major job requirements in order to qualify for incentive compensation. An individual is expected to be forthright and honest with regard to all items submitted in calculating incentive payments. Any intent to deceive or defraud can result in disciplinary action up to and including termination.

Compliance with all Bank and/or Department policies and procedures is essential. This includes, but is not limited to, the following of investment policies and the proper and timely documentation of all work. Any violation of Bank policy can result in loss of incentive compensation as well as loss in employment.

Payment

Incentive compensation will be paid as soon as practical after final results can be quantified. Participants must be active employees of The Washington Trust Company on the date that incentive payments are made in order to qualify for payment. However, employees who retire prior to the payment of the incentive will be eligible for incentives on a pro-rated basis. Employees who terminate employment with the Bank (for reasons other than retirement) prior to the date of payment will not be eligible to receive any payment from the Plan.

This is not a tax qualified plan, which means that all payments are subject to ordinary taxation. Participants may defer any or all of the Plan payment into The Washington Trust Company Nonqualified Deferred Compensation Plan.

Claims To Awards And Employment Rights

Eligibility to participate in this program does not confer any right on the participant to continue in the employ of the organization or limit, in any way, the right of the employer to terminate at will.

Exhibit 10.3

FIFTH AMENDMENT

TO

THE WASHINGTON TRUST COMPANY

SUPPLEMENTAL PENSION BENEFIT AND PROFIT SHARING PLAN

A.  WHEREAS, The Washington Trust Company (the “Company”) maintains The Washington Trust Company Supplemental Pension Benefit and Profit Sharing Plan (the “Plan”) for the benefit of its eligible employees;
WHEREAS, it is the intent of the Company that only employees who have earned a vested benefit in the Pension Plan (as defined in the Plan) shall be eligible to receive a benefit under the Plan;
WHEREAS, the Company desires to amend the Plan to correctly reflect the Company’s intent;
WHEREAS, the Company has reserved the right to amend the Plan by action of its Board of Directors; and
WHEREAS, the Compensation & Human Resources Committee of the Board of Directors has authorized the following amendment to the Plan;
NOW, THEREFORE, the Company hereby amends the Plan as follows:

1.  Section 4.01 is hereby amended by adding the following sentence at the end of the first sentence thereof:
“Notwithstanding the foregoing, if the Participant has not earned a vested benefit under the Pension Plan, he shall not be entitled to a benefit under this Plan.”

B.  The effective date of this Fifth Amendment is as of January 1, 2007.
C.  In all other respects said Plan is hereby confirmed.
IN WITNESS WHEREOF, the Company has caused this Fifth Amendment to be executed by its duly authorized officer this 16th day of April, 2007.
THE WASHINGTON TRUST COMPANY

                                    By:       /s/ John C. Warren
                                        John C. Warren
                                        Chairman and Chief Executive Officer